As filed with the Commission on March 5, 2019

Commission File No. 333-227917

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Profile Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8742	20-5156305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 201

8411 West Oakland Park Boulevard

Sunrise, FL 33351

Telephone: (844) 856-8838

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dan Oran

Profile Solutions, Inc.

Suite 201

8411 West Oakland Park Boulevard

Telephone: (844) 856-8838

Email: dan@profilesolutionsinc.com

(Name, address, including zip code, and telephone number, including area code, and email address of agent for service)

Copy to:

Jackson L. Morris, Esq.

3116 W. North A Street

Tampa, FL 33609-1544

Telephone: 813) 892-5969

Email: jackson.morris@rule144solution.com

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.001 par value	166,517,203	$0.16	$26,642,752.48	$3,095.89

(1) Registered on behalf of selling stockholders

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average high and low sale price for the registrant’s common stock on October 12, 2018, as reported by the OTC Markets Group.

(3) The registrant paid a filing fee of $3,249.78 with the original filing. Due to reduction in the number of shares registered, the filing fee is reduced to $3,095.89. Pursuant to Rule 457(p), the registrant has a credit of $153.89 toward future filing fees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell the shares until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dated March 5, 2019

Profile Solutions, Inc.

Common Stock, $0.001 par value per share

166,517,203 shares

This prospectus covers the sale by selling stockholders of 166,517,203 shares of our common stock, par value $0.001 per share. We expect our selling stockholders to pay ordinary and customary brokerage fees and commissions upon the sale of their shares. The total number of shares of common stock which may be sold pursuant to this prospectus, in the aggregate, represents 21.5% of our total issued and outstanding common stock on February 25, 2019. We will not receive any proceeds from the sale of the shares by the selling stockholders. We are paying all of the costs of the registration of shares for sale by selling stockholders. The selling stockholders may be deemed to be statutory underwriters of the shares they sell. See, “How We Expect the Selling Stockholders to Distribute Their Shares.”

Our common stock is quoted in the OTC Pink market under the symbol “PSIQ”. On February 22, 2019, the closing price of our common stock was $0.332 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Our auditors have raised substantial doubt as to our ability to continue as a “going concern.”

We are an “emerging growth company”, as defined in the Jump Start Our Business Startups Act of 2012 (“JOBS act”) and will therefore be subject to reduced public company reporting requirements.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The price at which we expect the selling stockholders to sell their share is within a range of $0.2988 to $0.3652 per share, or between ten percent above and below the closing price of $0.332 per share our common stock on the OTC Pink market on February 22, 2019. The selling stockholders will receive aggregate gross proceeds in a range of $49,755,340 and $60,812,082 if they sell all 166,517,203 shares. We are unable to reasonably estimate underwriter’s discounts and commissions charged by securities broker-dealers and net proceeds to the selling stockholders because the selling stockholders will individually select their own broker to execute sale orders and broker’s commissions vary widely between brokerage firms. In the event our common stock is quoted on the OTC Pink Sheets, OTCQB or OTCX, the selling stockholders may sell our shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The date of this prospectus is March 5, 2019

REPORTS TO SECURITY HOLDERS

We intend to furnish to our stockholders’ annual reports containing audited financial statements and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year, whether or not we are required to file such reports pursuant to Section 15 of the Securities Exchange Act of 1934. In addition, we may from time to time furnish to stockholders’ additional information about us and our business as our management deems appropriate.

USE OF PRONOUNS AND OTHER WORDS

The pronouns “we”, “us”, “our” and the equivalent used in this prospectus mean Profile Solutions, Inc. and its consolidated subsidiary, Elite Products International, Inc. In the notes to our consolidated financial statements, the “Company” means Profile Solutions, Inc. and its consolidated subsidiary. The pronoun “you” means the reader of this prospectus.

SUMMARIES OF REFERENCED DOCUMENTS

This prospectus contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, are filed as exhibits to our registration statement of which this prospectus is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we make reference in this prospectus to any of our agreements and other documents, you should refer to the exhibits filed with our registration statement of which this prospectus is a part for copies of the actual agreement or other document. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward–looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

i

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Selling stockholders may sell our shares only in jurisdictions where such sale and distribution is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the distribution of our common stock.

ii

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our business and the risks of purchasing our securities discussed in this prospectus under “Risk Factors” beginning on page 3 of this prospectus.

At the date of this prospectus, we have 774,708,585 shares of common stock issued and outstanding. Our selling stockholders are offering 166,517,203 shares of our common stock, par value $0.001 per share which, in the aggregate, represents 21.5% of our total issued and outstanding common stock. Our selling stockholders may sell the shares being offered pursuant to this prospectus at a price of $0.332, plus or minus ten percent. In the event our common stock is quoted on the OTC Pink Sheets, OTCQB or OTCX, the selling stockholders may sell our shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We expect our selling stockholders to pay ordinary and customary brokerage fees and commissions upon the sale of their shares into the public securities market. We will not receive any proceeds from the stockholders’ sale of the shares. The selling stockholders may be deemed to be statutory underwriters of the shares they sell. See, “How We Expect the Selling Stockholders to Distribute Their Shares.” Our common stock is quoted on the OTC Pink Sheets under the symbol “PSIQ”. We are paying all of the costs of the registration of shares for sale by selling stockholders.

We manufacture, market, distribute and sell food products sometimes referred to as “edibles” and topical preparations. One of our ingredients is tetrahydrocannabinol extracted from the cannabis/industrial hemp plant (hemp) containing not more than 0.3% of THC (the psychotropic compound of cannabis) on a dry weight basis (CBD, CBD ingredients and CBD products). We conduct our business only in states and countries in which it is legal to sell products containing CBD ingredients. Tetrahydrocannabinols from hemp have been excepted (removed) from illegal drugs or controlled substances under Schedule I by the Agriculture Improvement Act of 2018 signed into law on December 20, 2018 and are not included in any other schedule of controlled substances set forth in 21 U.S.C. §813.

Investment in our common stock involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. Our auditors have raised substantial doubt as to our ability to continue as a “going concern.” See “Risk Factors” beginning on page 3.

OUR CORPORATE HISTORY AND ORGANIZATION

We are a Delaware corporation founded in 2006. Our original name was YaFarm Technologies, Inc. We changed our name to Integrative Stem Cell Holdings, Inc. in 2014. We effected a 5 or 1 stock split on January 22, 2013. On May 29, 2014, we entered into a Share Exchange Agreement under which we acquired the assets and business of Profile Solutions, Inc., a Florida corporation, for 42,500,000 shares of our common stock and we changed our name to its current form. We effected a 1 for 10 reverse stock split on July 31, 2014. On December 14, 2017, we entered into another Share Exchange Agreement with Elite Products International, Inc., a Florida corporation (“Elite”), and Elite’s stockholders, issuing an aggregate total of 600,000,000 shares, representing approximately 85% of our then issued and outstanding common stock to acquire all of the issued and outstanding equity securities of Elite. As part of the transaction, we increased our authorized common stock to 1,000,000,000 shares. Accordingly, Elite is deemed to be the acquirer for accounting purposes. Our consolidated financial statements are a recapitalization of Elite’s financial statements since its inception, February 15, 2016. We conduct all of our business operations in Elite, which we operate as a wholly owned subsidiary.

The address of our headquarters office is Suite 201, 8411 West Oakland Park Boulevard, Sunrise, Florida 33351. Our toll-free telephone number at that address is (844) 856-8838. The address of our web site is www.profilesolutionsinc.com.

HOW WE ARE IMPACTED BY THE JOBS ACT

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (or the “Securities Act”), for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

An emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, which such fifth anniversary will occur in 2021. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and, as long as we continue to qualify as an emerging growth company, we may elect to take advantage of this and other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different from information you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company,” as defined under SEC Regulation S-K. As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in the preceding fiscal year.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing our common stock. These risk factors are not necessarily exclusive and other unanticipated risk may arise. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following and of unanticipated risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

RISKS RELATED TO MANUFACTURING, DISTRIBUTING AND SELLING CBD PRODUCTS.

Certain states of the United States may limit or prohibit the sale and consumption of CBD and CBD products, notwithstanding the removal of CBD from hemp from the federal schedule of illegal drugs.

It is not clear what impact the removal of CBD from hemp from the federal schedule of illegal drugs on the laws of states which independently prohibit CBD from any source, including hemp. Approximately eleven states of the United States either limit or prohibit the sale and consumption of CBC and CBD products. We believe that we cannot legally sell our products containing CBD ingredients in those states, until the laws of those states are changed to legalize CBD from hemp, and we are deprived of sales revenues from distributors and consumers in those states. Without access to consumers in those states, we expect our sales to be less than we might otherwise experience if we were able to legally sell our CBD products in all fifty states of the United States.

In the event we offer our products for sale from a website available in all states, we may be found to violate the laws of states in which sale of CBD and CBD products are illegal or restricted, which could expose us to civil and criminal charges and have an adverse impact on our reputation and ability to continue and expand sales of our products.

We currently offer our CBD products for sale from our website. The mere visibility of such a website in states where the sale of our CBD containing products is illegal or restricted could result in a finding that we have violated the civil or criminal laws of one or more of such states. Any civil or criminal investigation, suit, prosecution or conviction would be expected to damage our reputation and adversely impact our sales and our ability to remain in business.

The acceptance of our CBD products may depend on the general acceptance and levels of use of medical and recreational marijuana and specifically CBD products and economic conditions in the medical and recreational marijuana industry, over which we have no control.

We cannot advertise our CBD products as having any medical, health or nutritional benefits under laws and regulations administered by the Food and Drug Administration and the Federal Trade Commission. Our revenues and profitability are dependent upon social attitudes toward medical and recreational marijuana in general and specifically CBD products and by economic conditions and changes in the market for medical and recreational marijuana and specifically CBD products. Loss of favor among users of medical and recreational marijuana generally and specifically CBD products or among society at large or loss of financial viability for the medical and recreational marijuana industry in general and specifically the CBD products industry could adversely affect our business and profitability.

RISKS RELATED TO OUR UNCERTAINTY OF PROFITABILITY

Our limited product line may hinder our business and contribute to variable and unsteady revenues and profits.

We have and plan to further develop a limited number of products at a time. A limited number of products may cause variability and unsteady profits and losses depending on the products offered. Our business strategy may result in increased volatility of revenues and earnings. It is difficult to accurately forecast revenues and operating results which could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

●	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.

●	Our ability to source opportunities with sufficient risk adjusted returns.

●	Our ability to manage our capital and liquidity requirements based on changing market conditions generally.

●	The amount and timing of operating and other costs and expenses.

●	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.

●	Adverse changes in the national and regional economies in which we will participate, including, but not limited to, changes in our performance, capital availability, and market demand.

●	Changes in laws, regulations, accounting, taxation, and other requirements affecting our operations and business.

Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

Management of growth will be necessary for us to be competitive.

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management and operational resources, yet failure to expand will inhibit our profitability goals.

Our independent registered Public Accounting firm’s auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

We are an early and development stage company and have limited financial resources. We have suffered recurring losses from operations and have an accumulated deficit of $404,273 at September 30, 2018. Our independent registered public accounting firm included an explanatory paragraph in its audit opinion on our financial statements at and for the years ended December 31, 2016 and 2017 that states that our losses from operations raise substantial doubt about our ability to continue as a going concern. We anticipate our auditor will include the explanatory paragraph in its report for the fiscal year ended December 31, 2018.

We have generated insufficient revenues from our business to pay all of our expenses, and our expenses in excess of revenue will be accrued until sufficient financing or funding is obtained to pay for these expenses. You have no assurances that we will be able to obtain funds from our shareholders or others to continue our operations. We may need to seek additional financing. The financing sought may be in the form of equity or debt financing or a combination of both from various sources as yet unidentified. You have no assurances we will generate sufficient revenue or obtain the necessary financing to continue as a going concern and the failure to do so could cause us to cease our operations.

We are engaged in a highly competitive market.

We face strong competition from larger companies that may offer or plan to offer products similar to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than we have (or may be expected to have). If and as CBD infused bakery, cosmetic and confectionary products become more widely accepted, industry dominant cookie, candy and cosmetics manufacturers may decide to enter our business sector and quickly gain significant market share. In such event, our growth, which depends at present on a highly fragmented market for the types of products we offer, could suffer.

Given the rapid changes affecting the global, national, and regional economies generally and the law and regulations governing medical marijuana and recreational marijuana industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace.

Our success will depend on our ability to keep pace with any changes in our markets. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

There could be unidentified risks involved with an investment in our common stock.

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in our common stock. Additional risks will likely be experienced that we are not presently able to foresee. Prospective investors must not construe this information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment for an indefinite period of time and who can afford to lose their entire investment. We make no representations or warranties of any kind with respect to the likelihood of the success of our business, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in us.

Our officer and directors have significant management responsibilities to companies unrelated to us and which may require or demand more of their time and attention, thus depriving our business and affairs of their time and attention or the sufficient time and attention that we may require to achieve our full potential, to the detriment of our business.

Please see Mr. Oran and Mr. Nurieli’s biographical information under “Our Management” for information about other companies with which they have significant management responsibilities. You have no assurance that one or more of these other companies will not require a greater portion of Mr. Oran and Mr. Nurieli’s attention and thus deprive us of their time and attention with the prospect that we may not receive the amount of their time and attention that we require to become and remain a successful company. In the event Mr. Oran and Mr. Nurieli remain our management, we have a risk that they will have insufficient time available to manage our business and affairs, in which event we may not achieve our full potential and may cease operations.

Our failure to attract, train, or retain highly qualified personnel could harm our business.

Our success depends on our ability to attract, train, and retain qualified personnel, specifically those with management and product development skills. In particular, we must hire skilled personnel to further our research and development efforts. Competition for such personnel is intense. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be harmed.

We cannot guarantee we will succeed in achieving our goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition and operating results.

Our products are new and are only in the early stages of commercialization. We are not certain these products will be well received as anticipated. Some of our products may have taste, texture and other features that may limit their appeal to consumers and put us at a competitive disadvantage. If our current or future products fail to appeal to consumer tastes or we do not achieve or sustain market acceptance, we could lose customers which could have a material adverse effect on our business, financial condition and operating results.

As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products are subject to a high level of uncertainty and risk. Because our markets are new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. You have no assurance that a market for our products will develop, grow or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, our business, financial condition and operating results would be materially adversely affected.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any ability to report and file our financial results accurately and timely could harm our reputation and adversely impact the future trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We currently have insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements. Additionally, there is a lack of formal process and timeline for closing the books and records at the end of each reporting period and such weaknesses restrict our ability to timely gather, analyze and report information relative to the financial statements. Because of our limited resources, there are limited controls over information processing. There is inadequate segregation of duties consistent with control objectives. Our management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. In order to remedy this situation, we would need to hire additional staff. Currently, we are unable to hire additional staff to facilitate greater segregation of duties.

The loss of business of either or both of our largest customers who make up more than half of our business, or the failure of either of both such customers to pay their accounts receivable to us, would in either or both events have a materially adverse impact on our business, financial condition, revenue and prospects.

We derived fifty-eight percent of our revenues in 2017 and thirty-seven percent of our revenues in 2018 from two customers. If we were to lose the business from either or both of these customers, or they were to materially decrease their purchases from us, or they were to fail to pay their outstanding balances due to us, and we are unable to replace the business with other existing or new customers, you can expect our revenues, profitability (if any) and the viability of our business to be materially and adversely impacted, causing a decline in our market price per share and our ability to remain in business.

If you believe you have a claim against us or against our directors or management, you are required by our Delaware charter to sue us or them in the State of Delaware, which may discourage you from or disadvantage you in a suit upon any such claim.

Our Delaware charter requires you to sue us in a Delaware court or in federal court in Delaware for any derivative action, any claim brought under Delaware law, any claim arising under our charter or our bylaws and any claim governed by the internal affairs doctrine under Delaware case law. This provision will deprive you of choosing another jurisdiction with potentially more favorable law and require you to travel to Delaware and to engage Delaware counsel to pursue a claim which you believe you may have against us and our management.

We have elected to take advantage of specified reduced disclosure requirements applicable to an “emerging growth company” under the JOBS Act, the information that we provide to stockholders may be different than they might receive from other public companies.

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements;

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting and delaying the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of the above-referenced exemptions and we may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not taken advantage of any of these reduced reporting burdens in this prospectus, although we may choose to do so in future filings. If we do, the information that we provide stockholders may be different than you might get from other public companies that comply with public company effective dates.

We may elect to use the extended transition period under Section 102(b)(1) of the JOBS Act, which election, if made, will allow us to delay adoption new and revised accounting standards as a result of which our financial statements may not be comparable to financial statements of other public companies.

We may elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election, if made, will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RISKS RELATED TO OUR COMMON STOCK

Trading in our common stock on the OTC Pink market has been subject to wide price and volume fluctuations.

Our common stock is currently quoted for public trading on the OTC Pink markets. The trading price and volume of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with limited business operation. You have no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our common stock is in the category of penny stocks because our shares are not traded on a national stock exchange, trade at less than $5.00 per share, we do not meet certain other financial requirements specified by the Securities and Exchange Commission. Penny stocks are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our common stock, including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. The rule requires brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. The rule may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

You may have difficulty in locating a securities broker-dealer who will accept our shares.

We understand that most of the firms clearing stock for many broker-dealers have terminated acceptance of penny stocks that are not traded on an exchange. As a result, there are a limited number of securities brokers who will open an account for the purchase or sale of our shares or place a buy or sell order for you as an existing customer for the purchase or sale of our shares. Also, as a result, we believe you may pay higher brokerage commissions on the purchase and sale of our shares, be limited to only a few securities brokerage firms in the event you become dissatisfied with limited liquidity related to your investment in our shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND

RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017

REVENUES:

For the Year Ended December 31,
2017	2016	Increase (Decrease)	Percent of Change
$208,236	$247,436	$(39,200)	(15.84)%

Significant Customers

For the year ended December 31, 2017 and December 31, 2016, in the aggregate, 2 customers and 4 customers, respectively, accounted for 58% and 72% of our total revenues for each respective period.

COST OF REVENUES:

For the Year Ended December 31,
2017	2016	Increase (Decrease)	Percent of Change
$94,773	$203,643	$(108,870)	(53.46)%

Almost all of the decrease in cost of goods for the year ended December 31, 2017 as compared to year ended December 31, 2016 is that in 2016 we purchased the complete product and re- sold it. For the year ended December 31, 2017, we produced the product that was sold, therefore, reducing the cost of the goods sold.

GENERAL AND ADMINISTRATIVE EXPENSES:

For the Year Ended December 31,
2017	2016	Increase (Decrease)	Percent of Change
$134,241	$85,219	$49,022	57.52%

The increase in general and administrative expenses for year ended December 31, 2017 as compared to the year ended December 31, 2016 is primarily due to the following factors:

●	Approximately $12,805 is the result of an increase in administrative and support staff.

●	Approximately $11,150 is the result of an increase in a trade show expense.

●	The remaining increase is due to the normal business operations of the company such as automobile expense, dues, rent expense and other miscellaneous expenses.

PROFESSIONAL FEES:

For the Year Ended December 31,
2017	2016	Increase (Decrease)	Percent of Change
$21,717	$—	$21,717	100%

This increase is due normal business operations.

We believe gross profit is our key indicator of operating progress. Our operations generated the following gross profit, during the years ended December 31, 2017 and 2016:

	2017	2016
Revenue	$208,236	$247,436

Cost of revenues	94,773	203,643

Gross profit	$113,463	$43,793

Gross Profit Percent	54%	18%

Although our gross profit percentage during the year ended December 31, 2017 and 2016 was adequate, the volume of sales was not sufficient to cover the remaining expenses after the direct costs were deducted. In order to reach our goal of ongoing profitability, our main priority is to increase revenues while maintaining the current gross profit percentage.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

REVENUES:

For the Nine Months Ended September 30,

2018	2017	Increase (Decrease)	Percent of Change
$636,717	$74,739	$561,978	752%

Significant Customers

During the months ended September 30, 2018 and 2017, Elite had one customer that approximated 37.32% of sales and one customer that approximated 31% of sales, respectively.

On a geographical basis, for nine month ended September 30, 2018, approximately 100% of our total revenues were generated from the United States and Canada, respectively.

COST OF REVENUES:

For the Nine Months Ended September 30,

2018	2017	Increase (Decrease)	Percent Inc (Dec)
$215,536	$77,302	$138,234	179%

Almost all of the increased in cost of goods for the nine months ended September 30, 2018 as compared to nine months ended September 30, 2017 is that in 2018 we purchased the materials and produced the completed product and re-sold it. For the nine months ended September 30, 2017, we produced the product that was sold, therefore, reducing the cost of the goods sold for the nine months ended September 30, 2017. We reported revenue on a gross basis for the nine months ended September 30, 2018 and 2017.

GENERAL AND ADMINISTRATIVE EXPENSES:

For the Nine Months Ended September 30,

2018	2017	Increase (Decrease)	Percent Inc (Dec)
$508,974	$78,870	$430,104	545%

The increase in general and administrative expenses for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017 is primarily due to the following factors:

●	Approximately $77,000 is the result of an increase in a trade show expense.

●	Approximately $75,000 in the result of an increase in advertising expense.

●	Approximately $205,000 is the result of an increase in consulting expense.

●	Approximately $43,000 is the result of an increase in rent expense.

●	The remaining increase is due to the normal business operations, such as automobile expense, dues, rent expense and other miscellaneous expenses.

PROFESSIONAL FEES:

For the Nine Months Ended September 30,

2018	2017	Increase (Decrease)	Percent Inc (Dec)
$191,101	$5,425	$185,676	3,423%

This increase is due to normal business operations, of which $159,000 related to consulting.

We believe gross profit is our key indicator of operating progress. Our operations generated the following gross profit, during the nine months ended September 30, 2018 and 2017:

	2018	2017
Revenue	$636,717	$74,739

Cost of revenues	215,536	77,302

Gross profit	$421,181	$(2,563)

Gross Profit (Loss) Percent	66%	(3)%

Although our gross profit percentage during the nine months ended September 30, 2018, was adequate, the volume of sales was not sufficient to cover the remaining expenses after the direct costs were deducted. In order to reach our goal of ongoing profitability, our main priority is to increase revenues while maintaining the current gross profit percentage.

LIQUIDITY AND CAPITAL RESOURCES

“Liquidity” refers to our ability to generate adequate amounts of cash to meet our needs for cash. We believe we will have adequate liquidity to maintain current operations during 2018, but we may choose to locate additional sources of cash to facilitate growth and expansion.

We did not have material commitments for capital expenditures as of September 30, 2018 and currently have no material commitments for capital expenditures. Our current commitments consist primarily of lease obligations for office space, computer equipment and office equipment. We have received preliminary approval from the eSwatini Ministry of Economic Planning and Development to establish an exclusive growing farm and processing plant for medical cannabis and hemp in The Kingdom of eSwatini f/k/a Swaziland. The preliminary approval is subject to due diligence, negotiation and execution of definitive agreements, licenses, permits and our investment of up to $5,000,000, which will require us to obtain debt or equity funding for this purpose.

At December 31, 2017, we had a working capital surplus of $104,329 as opposed to a working capital deficit of $42,676 at the December 31, 2016, an increase of $147,005. This increase is due to a combination of factors. The primary factors are increase in cash balance due to the stock sale proceeds, increase in prepaid expenses, inventory and accounts receivable balances.

At September 30, 2018, we had a working capital surplus of $475,499, an increase of $371,170 during the nine-month period. This increase is due to a combination of factors. The primary factors are increase in cash balance due to the stock sale proceeds, increase in prepaid expenses, inventory, accounts receivable balances and loan receivable.

We anticipate that our primary uses of cash in the next year will continue to be for general operating purposes and to facilitate growth and expansion by establishing a sales and marketing program. We anticipate our operating cash requirements for the next twelve months to be in the range of $500,000 to $750,000.

For a statement of our critical accounting policies and use of estimates, see the notes to our financial statements.

SIGNIFICANT ACCOUNTING POLICIES

Election under Section 102(b)(1) of the JOBS Act: We may elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election, if made, will allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

OUR BUSINESS

Overview

We manufacture, market, distribute and sell edibles for human consumption, such as cookies, candies, crystal pop, honey and multi-vitamins, and topical products for human use such as oils, tinctures, creams, oils and salves, and vaping liquids. We also have a product line for house pets. One ingredient in all of our products is CBD extracted from hemp containing not more than 0.3% of THC (the psychotropic compound of cannabis or marijuana) on a dry weight basis (CBD, CBD ingredients and CBD products). We buy our raw CBD ingredients from licensed growers and processors. We conduct our business and sell our products only in states and countries where it is legal to do so under state and applicable country laws and regulations. Tetrahydrocannabinols from hemp have been excepted (removed) from illegal drug or controlled substances under Schedule I by the Agriculture Improvement Act of 2018 signed into law on December 20, 2018 and are not included in any other schedule of controlled substances set forth in 21 U.S.C. §813.

Beginning July 25, 2007, our previous management caused us to voluntarily register under Section 12(g) of the Securities Exchange Act of 1934 electing to be required to file reports with the U.S. Securities and Exchange Commission pursuant to Section 13(a) of the Exchange Act. This requirement continued to July 17, 2012, when we elected to terminate the filing requirement. Notwithstanding our obligation to file annual and quarterly reports on Form 10-K and Form 10-Q, respectively, and other periodic reports in certain events, the last report we filed was a Form 10-Q for the quarter ended June30, 2011. Accordingly, we were delinquent in filing two quarterly reports and one annual report. We believe this delinquency was a result of the inability to obtain, possibly do to lack of resources to pay for, audited and reviewed financial statements. We maintain that our “duty to file any reports required under section 13(a) [was] suspended immediately upon filing [our] certification on Form 15” on July 17, 2017, as provided in Rule 12g-4 under the Exchange Act. We maintain this suspension covers both delinquent and future reports.

Our Products.

We offer a diverse array of commonly utilized product, including but not limited to edibles, such as candies, gummies, cookies, crystal pop, honey and multi-vitamins, oils, tinctures, vapes, creams, and salves. Our products include a line of creams and salves for house pets.

Our Market

We sell our products at wholesale and retail in thirty-nine states that have laws and regulations permitting sales of CBD products and in Canada.

Our Sales and Marketing

In addition to selling our products directly to consumers from our website, we depend upon our network of distributors and resellers to represent our product in various markets. We have approximately thirty distributors who distribute to retail distribution in the sixteen states where we presently have retail sellers of our products at the date of this prospectus. We are continuously evaluating the pricing as a primary factor in our distributors and sales channels and periodically restructures or updates our agreements and methods of distribution.

We recently granted distribution rights to IT Distributions, LLC to sell our products to kosher markets in Florida and New York. A Kosher market is an establishment that Kosher foods are sold. Kosher foods are those that conform to the Jewish dietary regulations of kashrut (dietary law), primarily derived from Leviticus and Deuteronomy. We hope to generate significant revenues in the Kosher market area because our products conform to Jewish dietary regulations, in addition to general quality of product and competitive pricing.

We recently established international distributors in Israel, Mexico and Argentina. RCS International Investments, Corp. is our exclusive distributor in Mexico and Argentina. Our agreement with RCS requires a first year minimum guarantee of US$500,000 and twenty percent growth per year thereafter. RCS has made application in Mexico and Argentina for import status. In March 2017, medical cannabis became legal in Argentina with a prescription from a licensed physician. Cannabis patients will be able to access the medication for free via the public health system. Qualifying conditions for Argentina’s medical marijuana program include persistent, hard-to-treat pain, refractory types of epilepsy, and autism, among others. The passing of these laws also lay down the groundwork for a growing medical cannabis industry and commits the Health Ministry to producing and supplying sufficient amounts of cannabis in all its forms to support the new program. We hope to generate significant revenues due to development of brand name recognition, quality of product and competitive pricing.

We recently granted distribution rights to Hemp Premier, Inc. (“HPI”) to sell our products which contain cutting-edge CBD ingredients in edibles, topicals and cosmetics at mall carts and kiosks in Florida and New York. We are launching this new program to broaden our distribution footprint, increase revenues, spike brand awareness and educate consumers  on the potential benefits of CBD products in general, and our brand in particular in this rapidly growing market. We believe the relationship with Hemp Premier, Inc. will generate significant Revenues.

Where We Buy Our CBC Ingredients

We buy our CBD ingredients from one supplier in each of Colorado and Florida who are licensed in their respective states to sell, cultivate and/or process hemp. We believe we are not dependent on these two suppliers, because there are many licensed sources of hemp derived CBD ingredients in those and other states.

How We Produce Our Products

We provide the CBD ingredient and product specifications to licensed manufacturers of food, candies and cosmetics who fill our orders and drop ship the particular products. At the present we use several contractors for each product line. Our contractors are currently located in Florida and Colorado. We believe we are not dependent on our current contractors, because there are many licensed bakers, formularies of cosmetic products, confectioners and other contractors in thirty-nine states that allow production and sale of CBD products at the date of this prospectus.

We Plan to Establish Operations in The Kingdom of eSwatini (“eSwatini”) in Southern Africa

We have received preliminary approval from the eSwatini Ministry of Economic Planning and Development to establish an exclusive growing farm and processing plant for medical cannabis and hemp in The Kingdom of eSwatini, formerly known as Swaziland. The proposed agreement grants us the exclusive license and permits for ten years (1) to operate an advanced hemp and medical cannabis growing and manufacturing facility to grow, cultivate and process cannabis in accordance with strict good manufacturing practices for global health standards, (2) to export hemp and medical cannabis worldwide, (3) to operate a medical cannabis research and development laboratory, and (4) to create a training facility to create jobs for eSwatini citizens. The proposed agreement requires us to form a subsidiary in eSwatini for our operations. Under the proposed agreement Kingdom of eSwatini would provide us with 1000 hectares of secured land in the Simunye City area. We will be exempt from eSwatini taxes but will be required to pay for water, electric, cost to build facilities, labor, materials, supplies, transportation and security. The proposed agreement is subject to due diligence, execution of definitive agreements and our investment of up to US$5,000,000.

We have executed an agreement with Stem Ventures, Inc. for which Stem has advanced US$2,500,000 being held in Escrow with the commitment of the additional US$2,500,000, to fund our investment commitment under the proposed agreement with eSwatini. As part of our agreement with Stem, we have created StemPro International, Inc., a Nevada corporation which is owned fifty-one percent by us and forty-nine percent by Stem. We will assign to StemPro the rights under the eSwatini license for the growing farm and processing plant for medical cannabis and industrial hemp and Stem will invest the US$ 5,000,000. In the event eSwatini does not grant us the license, we will dissolve StemPro and the US$2,500,000 held in escrow will be returned to Stem.

We Have Added Men’s Grooming Products

We have acquired the exclusive brick and mortar distribution rights to Cheech and Chong men’s grooming products with hemp in the United States and Israel from FNS Brands, LLC. Our rights include the related internet websites. The brand is synonymous with cannabis. Cheech and Chong are pioneers and trendsetters in the cannabis industry. We hope to generate significant revenues due to the brand name, quality of product and competitive pricing.

Intellectual Property

We do not have a federal trademark for Elite Products International, Inc. There is no assurance we will file for or receive trademark protection. We do not believe our business is dependent on registration of our trademark, in which we claim common law trademark protections absent registration.

Competition

Our competitors include firms dedicated to CBD products. We expect that the composition of our competitive environment will continue to evolve as the industry matures. Additionally, increased competition is possible to the extent that new states enter the marketplace as a result of continued enactment of laws and regulations that permit cultivation and sale of CBD products. We believe that by being well established in the industry, our experience and success to date, and continued expansion of product offerings in new and existing locations are factors that mitigate the risk associated with operating in a developing competitive environment. Additionally, the contemporaneous growth of the industry as a whole will result in new customers entering the marketplace, thereby further mitigating the impact of competition on our operations and results. Now that CBD is no longer a controlled substance, we anticipate that companies established in the food and cosmetic industry will introduce products containing CBD ingredients. These companies have greater market share, name recognition and financial resources than we do.

Government Regulation of Hemp and CBD.

Cultivation of hemp is subject to regulation and licensing by the Department of Agriculture and pursuant to plans approved by the Department of Agriculture, by states and Indian tribes. No state or Indian tribe may prohibit the transportation or shipment of hemp or hemp products the State or the territory of the Indian tribe. There is no federal law regulating CBD products and federal law does not preempt state law. CBD products are subject to regulation by the Food and Drug Administration which prohibits health and nutrition claims by seller and the Federal Trade Commission with respect to misleading advertising.

At the date of this prospectus, thirty-nine states have implemented laws and regulations which are being applied to sanction a broad range of commercial activity covering hemp cultivation and processing and sale of CBD products.

Employees

We have five full-time employees, including our chief executive officer for sales, marketing, bookkeeping and production. None of our employees are represented by a labor union. We believe we have a good relationship with our employees and are not aware of any employee disputes. We may expect disputes with employees from time to time in the ordinary course of business.

Description of Our Property

We co-occupy 2,700 square feet of general office space which we use for our headquarters and operations, under a three-year lease commencing February 28, 2018. The beginning annual rent is $46,091 with annual increase of three percent. See, “Related Party Transactions and Relationships”. We believe that our existing office facilities are adequate for our needs. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms.

Legal Proceedings

On December 19, 2018, we filed suit against StemTech Corporation (“StemTech”) in the Circuit Court of the 17th Judicial Circuit, in and for Broward County, Florida for breach of contract for failure to make monthly royalty payments pursuant to a written secured royalty participation agreement. On February 20, 2019, StemTech filed a motion to dismiss due to the contracts being unenforceable for criminally usury.

OUR MANAGEMENT

The following table provides information about our directors and executive officer.

Name	Age	Positions	Director Since
Eddie Nurieli	55	Director, Audit Committee Chairman	December 1, 2018
Dan Oran	53	Director, Chief Executive and Operating Officer and Treasurer	December 14, 2017

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholder meeting; provided, that there is no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected. We do not have an independent director using the definition of independence contained in the NASDAQ listing rules. Despite his lack of independence, Mr. Nurieli would not qualify as an “audit committee financial expert”. Our board of directors elects our executive and their terms of office are at the discretion of the board of directors, subject to terms and conditions of employment agreements, if any. We have the authority under Delaware law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

Mr. Oran immigrated to the United States from Israel in 1991. We expect Mr. Oran to devote thirty percent or approximately 60 hours per month of his working time to our business. Mr. Oran is currently majority shareholder, director and chief executive officer of Blackpoll Fleet International, Inc., a publicly traded company (“BPOL”) which has been engaged in aviation parts sales. The following table sets forth the additional business activities of Mr. Oran during the last five years and other pertinent information about his employment and employer.

Employer	Position	Nature of Business	Revenues	Employees	Dates of Employment
CS America OP LLC	CEO	Consulting	$420,000	5	3-15-13 to present
Cybertec Group LLC	MGR	Cell Phones	$123,000	0	8-20-14 to present
GFS World	CEO	Travel Sales	$2,564000	10	5-31-13 to present
Nutra Pharma Corporation	Director	Consumer Products	$121,000	5	7-21-2016 to 3/23/2018
Blackpoll Fleet International, Inc.	CEO	Aviation	$54,000	5	6-30-17 to present

Mr. Nurieli is a practicing attorney beginning 1989, with offices currently in Hallandale Beach, Florida. He is the cofounder in 2016 of Cannventurez, LLC in Denver, Colorado, a firm consulting and investing in the cannabis sector in California and Colorado. Mr. Nurieli was the founder in 2009 of Chutzpah Ventures, LLC, of Hallandale Beach, Florida, a private equity firm focused on early stage technology firms in Israel. He was the principal, broker and auctioneer for Lawyers Realty and Class Actions, Inc., a commercial real estate brokerage and advisory firm. Mr. Nurieli is presently employed by these firms. Mr. Nurieli earned a Bachelor of Business Administration degree (1985) from Bernard M. Baruch College, New York City, and a juris doctor degree (1988) from New York Law School, New York City.

BOARD COMMITTEES

Our board of directors has an audit committee with Mr. Nurieli as its sole member. We do not have compensation, nominating or any other committees. Our board of directors has not adopted a code of ethics.

HOW WE COMPENSATE OUR MANAGEMENT

The following table presents information about the amounts we have paid to our executive officers and most highly compensated employees during the immediate past two fiscal years. We did not pay any bonuses, stock awards, option awards, nonequity incentive plan compensation, nonqualified deferred compensation or any other compensation to these persons

Name and Principal Position	Year	Salary	Total
Dore S. Perler - CEO and CFO (1)	2016	none	none
	2017	none	none
Dan Oran - CEO and CFO (2)	2017	$15,000	$15,000
Shimon Fhima - CEO of Subsidiary (3)	2016	$34,536	$34,536
	2017	$28,484	$28,484

(1) Mr. Perler resigned December 14, 2017.

(2) Pursuant to a consulting agreement with our wholly owned subsidiary Elite Products International, Inc. beginning November 1, 2017. Annual compensation was $7,500 per month.

(3) Pursuant to an employment agreement with our wholly owned subsidiary Elite Products International, Inc. beginning November 1, 2017. Annual compensation was $7,500 per month.

We do not have any pension or nonqualified deferred compensation plans.

EMPLOYMENT AGREEMENTS

We have a one year director’s agreement with Mr. Oran through December 31, 2019, which has replaced a three year consulting agreement. He is also acting without an employment agreement as our chief executive officer and treasurer and provides general advice on current standard practices and trends at an annual base salary of $150,000. Mr. Oran participates in all benefit programs made available to our executive and/or salaried employees, paid vacation and reimbursement for business related expenses. The director agreement may be extended year-to-year as Mr. Oran and we agree, assuming Mr. Oran is reelected as a director at subsequent annual stockholder meetings.

Our subsidiary has a three-year employment agreement with Mr. Fhima to serve as its chief executive officer at an annual base salary of $48,000 through October 31, 2020 plus a monthly bonus of 3.5 percent of the gross paid sales, excluding shipping and handling costs, taxes, and related delivery fees (“Sales”) for monthly sales over $ 50,000, provided the bonus shall not exceed $ 3,500 per month. Mr. Fhima participates in all benefit programs made available to our executive and/or salaried employees, paid vacation and reimbursement for business related expenses.

We have a two-year director’s agreement with Mr. Nurieli to serve as a director and provide consulting services through November 30, 2020 at an annual salary of $52,000.

KEY EMPLOYEE AND CONSULTANT

Shimon Fhima has been the chief executive officer of our subsidiary since February 2016. From May 2013 through November 2015, Mr. Fhima was Operations Manager at Super Outlet Store of Miami, LLC. From December 2013 through January 2015, Mr. Fhima was Operations Manager at GFS Worldwide, LLC.

Leonard Tucker provides consulting services, beginning December 2017. Mr. Tucker provides consulting services to Beta Music Group, Inc., a publicly traded company (Symbol: BEMG), beginning March 2018. Mr. Tucker provides consulting services to Blackpoll Fleet International, Inc., a publicly traded company (Symbol: BPOL), beginning March 2017. From November 2016 through February 2017, Mr. Tucker was consultant to Nutra Pharma Corp., a publicly traded company (Symbol: NPHC), From January 2016 through March 2016, Mr. Tucker was consultant to The Movie Studio, Inc., a publicly traded company (Symbol: MVES). From October 2015 to January 2016, Mr. Tucker was consultant to All for One Media Corp., a publicly traded company (Symbol: AFOM)

WHO OWNS OUR COMMON STOCK

The following table sets forth certain information about the common stock ownership, including common stock a named person has a right to acquire within six months, by (i) each director and executive officer; (ii) directors and executive officers as a group, and (iii) by persons who own five percent or more of our common stock, at the date of this prospectus. The address of our directors and officers is our address.

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Dan Oran, Executive Officer (1)	296,810,000	38.30%
Eddie Nurieli	37,292	*
All directors and officers, as a group (two person)	296,847,292	38.30%
Leonard Tucker (2)	112,333,333	14.5%
F6-123, 20423 State Road 7, Boca Raton, FL 33498
Shimon Fhima	60,000,000	7.7%
427 Coconut Circle, Weston, FL 33326
S & H Land Development, LLC (3)	38,874,023	5.0%
2860 Center Port Circle, Pompano Beach, FL 33064
Lael Investments, LLC (4)	38,874,023	5.0%
Apartment # 2805, 3201 NE 183rd Street, Aventura, FL 33160
Avraham Dayan	60,000,000	7.7%
3330 NE 190th St. Apt # 116 Aventura, FL 33180

*Less than one percent

(1)	Includes 8,000,000 shares beneficially owned by Nataliya Kirk, Mr. Oran’s wife.
(2)	Leonard Tucker is a consultant.
(3)	Ofer Sadik directly exercises sole voting and dispositive power with respect to the shares held of record in S&H Land Development, LLC.
(4)	David Saig directly exercises sole voting and dispositive power with respect to the shares held of record in Lael Investments, LLC.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock.

RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

We have not engaged in any related party transactions in our last fiscal year and current year to date of this prospectus, except as follows:

Our landlord, CSA8411, LLC., is owned by Mr. Oran’s wife, Nataliya Kirk. Our rental rate is $20.90 per square foot. We believe this rate is competitive in the market for general office space of the class of office space we lease from our landlord. We entered into the initial three-year lease in March 2016 for an aggregate rent of $46,091 and amended the lease in February 2018 for a monthly rent of approximately $4,000 with an annual escalation of 3% per year expiring on December 31, 2021 with the option to renew for two additional years. We owed the landlord approximately $5,203 as of December 31, 2017 and 2016, respectively. The amounts due the landlord were 45% and 75% of accounts payable as of December 31, 2017 and 2016, respectively.

On November 1, 2017, we entered into consulting agreements with Mr. Oran and Mr. Tucker and an employment agreement with Mr. Fhima, each for a monthly fee of $7,500 for three years. These agreements provide in addition to monthly fees for bonuses based on a percentage of sales, equity funding (which may be impermissible) and acquisitions. See “How We Compensate Our Management” for information about amounts paid to Mr. Oran and Mr. Fhima under the consulting and employment agreements. Mr. Oran serves as a director, chief executive officer and treasurer in reliance on his consulting agreement and Mr. Fhima serves as our subsidiary's Chief Executive Officer pursuant to his employment agreement. The Agreements to Mr. Oran and Mr. Tucker were superseded effective January 1st, 2019, for a monthly fee of $12,500 and $ 12,150 respectively for three years.

We have identified our related parties, based on subtopic 850-10 of the FASB Accounting Standards Codification, during periods covered by this prospectus and our financial statements and determined our related parties are Mr. Oran, Mr. Fhima and Mr. Tucker and their immediate family members for purposes of disclosure of transactions under this topic.

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock is quoted on the OTC Pink market. Our ticker symbol is “PSIQ”. The following table sets forth the quarterly high and low sale prices for our common shares for the last two completed fiscal years and the subsequent interim periods. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported on OTCMarkets.com:

	High	Low
2018 - Quarter Ended
March 31	$0.10	$0.0381
June 30	$0.11	$0.05
September 30	$0.18	$0.101
December 31	$0.60	$0.35

	High	Low		High	Low
2017 - Quarter Ended			2016 - Quarter Ended
March 31	$0.01	$0.01	March 31	0.03	0.015
June 30	$0.01	$0.01	June 30	$0.014	$0.014
September 30	$0.011	$0.01	September 30	$0.019	$0.014
December 31	$0.015	$0.015	December 31	$0.0159	$0.0121

On February 22, 2019, the closing sales price of our common stock as reported by the OTC Markets Group was $0.332 per share.

As of December 31, 2018, we had 95 holders of record of our common stock.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. Dividend rights of both our common and preferred shareholders will entitle them to the same dividend that other shareholders of the same class receive.

Our Transfer Agent

Our transfer agent is Action Stock Transfer Corporation, whose address is Suite 214, 2469 E. Fort Union Boulevard, Salt Lake City, UT 84121, whose telephone number is 801-274-1088 and whose website is www.actionstocktransfer.com.

DESCRIPTION OF OUR SECURITIES

The following description of our common stock is qualified in our entirety by reference to our Articles of Incorporation, as amended, our bylaws and Delaware corporation law. We are authorized to issue 1,000,000,000 shares of common stock, $0.001 par value per share. At the date of this prospectus, we have 774,708,585 shares issued and outstanding. Holders of our common stock:

●	Have one vote per share on election of each director and other matters submitted to a vote of stockholders;
●	Have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;
●	Are entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;
●	Do not have preemptive, subscription or conversion rights; and
●	Do not have cumulative voting rights.

Our board of directors, without further stockholder approval, may issue up to ten million shares of preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

SELLING STOCKHOLDERS

This prospectus relates to the resale of 166,517,203 shares of our common stock, par value $0.001 per share. The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of October 17, 2018 and the number of shares of our common stock being offered pursuant to this prospectus. None of the selling stockholders are our directors, officers or otherwise our affiliates legally or beneficially owning ten percent or more of our common stock within the past three years. We do not expect the selling stockholders to sell all of the shares they own and to own none of our shares in the event they are successful in completing the offering of their shares.

Name	Number of Shares Owned and Offered
Capri International Ventures, LLC.	1,000,000
Alon Elezra	1,000,000
Alina Burlaka	20,000,000
Azran Enterprises	400,000
Yakov Blives	4,000,000
Vladimir Kudyakov	8,714,286
Viki Menahem	4,000,000
Avi Menahem	4,000,000
Kfir Nahum	4,000,000
Kevin Hagen	4,000,000
Yoram Shaaltiel	1,000,000
LAEL Investments, LLC.	38,874,023
S & H Land Development, LLC.	38,874,023
Henry Rengifo	100,000
Galit Sagiv	100,000
Robbie G. Hicks	100,000
Tomas Felipe Luengas Sanchez	100,000
Liana Yangirova	14,285,714
Eyal Mehaber	11,153,400
Shayna Tucker	10,815,757

HOW WE EXPECT THE SELLING STOCKHOLDERS TO DISTRIBUTE THEIR SHARES

This prospectus relates to the resale by the selling stockholders of 166,517,203 shares of our common stock, par value $0.001 per share. The price at which we expect the selling stockholders to sell their share is within a range of $0.2988 to $0.3652 per share, or between ten percent above and below the closing price of $0.332 per share our common stock on the OTC Pink market on February 22, 2019. The selling stockholders will receive aggregate gross proceeds in a range of $49,755,340 and $60,812,082 if they sell all 166,517,203 shares. We are unable to reasonably estimate underwriter’s discounts and commissions charged by securities broker-dealers and net proceeds to the selling stockholders because the selling stockholders will individually select their own broker to execute sale orders and broker’s commissions vary widely between brokerage firms. In the event our common stock is quoted on the OTC Pink Sheets, OTCQB or OTCX, the selling stockholders may sell our shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The selling stockholders may, from time to time, sell any or all of shares of common stock covered hereby on OTC Markets, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440. To our knowledge, no selling stockholder is not broker-dealers or a registered representative or affiliates of a broker-dealer. We may require the selling stockholders to suspend the sales of the shares of common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into an option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and will inform it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

To our knowledge, the selling stockholders are not broker-dealers or affiliates of broker-dealers. We may require the selling stockholders to suspend the sales of the shares of common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Jackson L. Morris, Attorney at Law, Tampa, Florida.

EXPERTS

Our financial statements at and for the years ended and at December 31, 2017 and 2016 have been included in this prospectus in reliance on the report of Daszkal Bolton, LLP, Fort Lauderdale, Florida, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-1 under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and our exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports and other information with the SEC.

You can read our SEC filings, including the registration statement of which this prospectus is a part, and exhibits thereto and reports subsequently filed, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Profile Solutions, Inc.

Sunrise, Florida

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Profile Solutions, Inc. (the “Company”) at December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company has sustained recurring losses from operations and net cash used in operations and accumulated deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditor since 2018.

Fort Lauderdale, Florida

August 30, 2018

PROFILE SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31
	2017	2016
Current Assets:
Cash	$47,857	$70
Accounts receivable, net	59,917	—
Prepaid expenses	12,539	—
Inventory	16,650	4,526
Total current assets	136,963	4,596

Other Assets:
Deposits	1,250	1,250
Total other assets	1,250	1,250
Total Assets	$138,213	$5,846

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$27,431	$1,709
Accounts payable - related parties	5,203	5,203
Due to related parties	—	40,360
Total current liabilities	32,634	47,272
Total liabilities	32,634	47,272

Stockholders’ Equity:

Preferred shares, par value $0.001 per share, 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2017 and December 31, 2016 respectively	—	—
Common stock, par value $0.001 per share, 1,000,000,000 shares authorized; 757,233,793 and 600,000,000 shares issued and outstanding as of December 31, 2017 and December 31, 2016 respectively	757,234	600,000
Additional paid-in capital	(567,734)	(600,000)
Accumulated deficit	(83,921)	(41,426)
Total stockholders’ equity	105,579	(41,426)
Total Liabilities and Stockholders’ Equity	$138,213	$5,846

The notes are an integral part of these financial statements.

PROFILE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2017	2016
Revenue	$208,236	$247,436
Cost of revenues	94,773	203,643
Gross Profit	113,463	43,793

Operating Expenses:

General and administrative	134,241	85,219
Professional fees	21,717	—
Total operating expenses	155,958	85,219
Loss from operations	(42,495)	(41,426)

Net loss before provision for income taxes	(42,495)	(41,426)

Provision for income taxes	—	—

Net loss	$(42,495)	$(41,426)

Loss per common share:
Loss per common share - Basic and Diluted	$—	$—

Weighted Average Common Shares Outstanding:
Basic and Diluted	604,738,553	600,000,000

The notes are an integral part of these financial statements.

PROFILE SOLUTIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

					Additional
	Common Stock		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance - December 31, 2015	600,000,000	$600,000.00	—	$—	$(600,000.00)	$—	$—

Net loss for the twelve months ended December 31, 2016	—	—	—	—	—	(41,426)	(41,426)

Balance - December 31, 2016	600,000,000	600,000	—	—	(600,000)	(41,426)	(41,426)

Recapitalization	157,233,793	157,234			32,266		189,500

Net loss for the twelve months ended December 31, 2017	—	—	—	—	—	(42,495)	(42,495)

Balance - December 31, 2017	757,233,793	$757,234	—	—	$(567,734)	$(83,921)	$105,579

The notes are an integral part of these financial statements.

PROFILE SOLUTIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2017	2016
Cash Flow From Operating Activities:
Net loss	$(42,495)	$(41,426)
Adjustments to reconcile net loss to net cash used in operating activities:

Changes in operating assets and liabilities:
Increase in deposits	—	(1,250)
Increase in prepaid expenses	(12,539)	(4,526)
Increase in inventory	(12,124)	—
Increase in accounts receivable, net	(59,917)	—
Increase in accounts payable	25,722	1,710
Increase in accounts payable - related parties	—	5,203
Net Cash Used in Operating Activities	(101,353)	(40,289)

Net Cash Used in Investing Activities	—	—

Financing Activities:
Proceeds from advances from related party	80,366	65,567
Repayment of advances from related party	(29,541)	(25,208)
Net cash received from recapitalization	98,315	—
Net Cash Provided by Financing Activities	149,140	40,359

Net Increase	47,787	70

Cash - Beginning of Period	70	0
Cash - End of Period	$47,857	$70

Supplemental cash flow information:
Recapitalization	$189,500	$—

The notes to are an integral part of these statements

PROFILE SOLUTIONS, INC.

Notes to Consolidated Financial Statements

At and for the Years Ended December 31, 2017 and 2016

NOTE 1 - ORGANIZATION OF OPERATIONS

Profile Solutions, Inc. (the “Company”) is a Delaware corporation originally incorporated as YaFarm Technologies, Inc. on July 31, 2006.

On December 14, 2017, the Company entered into a Share Exchange Agreement with Elite Products International, Inc., a Florida corporation (“Elite”) incorporated on February 15, 2016 issuing an aggregate total of 600,000,000 shares in exchange for 100% ownership of Elite. As part of the transaction, the Company filed a certificate of amendment with the State of Delaware increasing the authorized shares of common stock to 1,000,000,000 (one billion) shares of common stock. The acquisition of Elite through the issuance of 600 million shares of common stock resulted in a reverse acquisition (with Elite as the accounting acquirer). At the time of the transaction, the Company had nominal assets and operations. As a result, we accounted for the transaction as a reverse recapitalization, equivalent to the issuance of stock by Elite for the net monetary assets of the Company accompanied by a recapitalization tantamount to a corporate reorganization.

These consolidated financial statements reflect the reorganized capital structure retrospectively for all periods presented for the Company and Elite, the Company has presented earnings per share based on the Company shares issued to the former shareholders of Elite.

The Company through its subsidiary Elite is a distributor and manufacturer in the cannabinoid (CBD) industry. The Company’s products contain CBD Hemp extracts in the form of edibles, creams, oils, and salves.

The Company’s fiscal year end is December 31. Essentially all the operations of the Company are conducted through the Company’s wholly owned subsidiary in Sunrise, Florida.

Change in officers

On December 14, 2017, Officer and Director Dore S. Perler resigned and appointed Dan Oran as Officer and Director.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The comparative amounts presented in these consolidated financial statements are the historical results Elite for 2016 and for Elite and the Company for 2017 from the date of the recapitalization, all intercompany balances and transactions have been eliminated in consolidation. The Company’s accounting policies used in the presentation of the accompanying consolidated financial statements conform to accounting principles generally accepted in the United States of America (“US GAAP”) as promulgated by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and have been consistently applied.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with a US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; income tax rate, income tax provision and valuation allowance of deferred tax assets; stock-based compensation, valuation of inventory and the assumption that the Company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, deposits, accounts payable and accrued expenses approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

It is not however practical to determine the fair value of advances from stockholders due to their related party nature.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents. There were no cash and cash equivalents at December 31, 2017 and 2016.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include (i) affiliates of the Company; (ii) Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (iii) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (iv) principal owners of the Company; (v) management of the Company; (vi) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (vii) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customer with revenues being generated upon rendering of products. Persuasive evidence of an arrangement is demonstrated via invoice; products are considered provided when the product is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Accounts Receivable, net

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The Company recorded an allowance of doubtful accounts of $2,920 and $0, for the years ended December 31, 2017 and 2016.

Inventories

Inventories are stated at the lower of cost or market using the first in, first out (FIFO) method. Provisions have been made to reduce excess or obsolete inventories to their net realizable value.

Costs of Revenue

Components of costs of revenue include product costs, shipping costs to customers and any inventory adjustments.

Shipping and Handling Costs

The Company includes shipping and handling fees billed to customers as revenues and shipping and handling costs for shipments to customers as cost of revenues.

Income taxes

The Company is governed by the income tax laws of the United States of America. The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely- than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applies the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2017, and, 2016, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future. The Company is subject to U.S. Federal income tax examinations for the tax years ended December 31, 2014 through 2016.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the Tax Act) was enacted into law and the new legislation contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, re-measuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

The Company’s ability to utilize its net operating loss (NOL) carryforwards may be substantially limited due to ownership changes that may have occurred on December 14, 2017, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding stock of a company by certain stockholders or public groups.

If the Company has experienced an ownership change, utilization of the NOL carryforwards would be subject to an annual limitation, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any such limitation may result in the expiration of a portion of the NOL carryforwards before utilization. Until a study is completed, and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit under ASC-740. Any carryforwards that expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance. Due to the existence of the valuation allowance, it is not expected that any possible limitation will have an impact on the results of operations of the Company.

Tax returns for the Company have not been prepared and filed for the years ended December 31, 2016 and 2017 through 2018 and may be subject to penalties for delinquent and non-compliance requirements, in addition, to the NOL carryover changes from prior years.

Net loss per common share

The Company follows ASC Topic 260 to account for earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

There were no potentially dilutive shares outstanding as of December 31, 2017.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company evaluates subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently issued accounting pronouncements

We have reviewed all new accounting pronouncements and, except as set forth below, do not expect any new pronouncements or guidance to have an impact on our results of operations or financial position:

All other newly issued accounting pronouncements, but not yet effective, have been deemed either immaterial or not applicable.

NOTE 3 – LIQUIDTY AND GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying consolidated financial statements, the Company had Revenues of $ 208,236 and $ 247,436, Loss from Operations of $ 42,495 and $ 41,426 and net cash used in operations of $101,353 and $40,289 and for the years ended December 31, 2017 and December 31, 2016 respectively

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The independent auditors’ report on our consolidated financial statements for the years ended December 31, 2017 and 2016 contain explanatory paragraphs expressing substantial doubt as to our ability to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

In March 2016, Elite entered into a three-year lease agreement with a related party for an aggregate rent of $46,091. This lease was amended in February 2018 for a monthly rent of approximately $4,000 with an annual escalation of 3% per year expiring on December 31, 2021 with the option to renew for two additional years. The Company owed this related party approximately $5,000 as of December 31, 2017 and 2016, respectively. The amounts owed to this related party were 45% and 75% of accounts payable as of December 31, 2017 and 2016, respectively.

In November 2017, Elite entered into an employment agreement and two consulting agreements with three related parties for a monthly fee of $7,500 each for three years. Two of the three agreements call for a percentage of future generations of sales and equity funding or acquisition of or by the Companies. Elite paid approximately $40,000 to these related parties in 2017.

Note 5 – CONCENTRATION ON CREDIT RISK

Major Customers

In 2017 and 2016, Elite had two customers that approximated 58% of sales and four customers that approximated 72% of sales.

At December 31, 2017, the Company had a concentration of accounts receivable from one customer, totaling 90%.

Major Vendors

In 2017 and 2016, Elite had four vendors that approximated 57% of purchases and two vendors that approximated 70% of purchases.

NOTE 6 – EQUITY

As noted in Note one on December 14, 2017, the Company acquired all of the issued and outstanding shares of Elite. The acquisition was accounted for as a recapitalization of the Company. The former shareholders of Elite received 600,000,000 shares in the Company.

Preferred Stock

The Company has 10,000,000 preferred shares authorized with a par value of $0.001 per share with no issued and outstanding at December 31, 2017 and 2016.

Common Stock

The Company has 1,000,000,000 common shares authorized with a par value of $0.001 per share with 757,233,793 and 600,000,000 shares issued and outstanding at December 31, 2017 and 2016.

During the year ended December 31, 2017, the company issued 600,000,000 shares of common stock to former shareholders of Elite for 100% of the issued and outstanding shares of Elite

NOTE 7 – PREPAID EXPENSES

Prepaid Expense represents the payment tendered to a manufacturer to produce product. For the year ended December 31, 2017 and December 31, 2016, the company had $ 12,539 and $ 0 respectively.

NOTE 8 - COMMITMENTS

Royalty agreements

On December 14, 2017, the Company entered into a Royalty Agreement with a group of unrelated investors. The purpose of this Agreement is for the Company to utilize this license to develop produce, market, promote, distribute and enhance the existing prototype for its use within the United States of America. Royalty payments will be tendered on a quarterly basis beginning February 1, May1, August 1, and November 1 of each year during the term of this agreement.

Lease agreements

On March 1, 2016 the Company’s wholly owned subsidiary, Elite entered into a three year lease agreement in Sunrise, Florida through February 28, 2019 for aggregate rent of $46,091. The amount is to be paid monthly over the term of the lease term along with 3 percent increases per annum. A deposit of $1,250 was tendered to secure the lease.

Future minimum lease payments for this office space are as follows:

Year	Amount
2018	15,669
2019	2,662
$18,331

Employment agreement

During the year ended December 31, 2017, the Company entered into an employment agreement dated November 1, 2017 with the Company’s CEO. As part of this agreement, the Company agreed to annual compensation of $ 90,000 with a 3-year term. Refer to Note 4 for additional future commitments related to this agreement.

Consulting agreements

During the year ended December 31, 2017, the Company entered into two separate consulting agreements dated November 1, 2017. As part of these agreements, the Company agreed to annual compensation of $ 90,000 each with 3-year terms. The Consultants will provide strategic business development ideas as well as public company expertise and management. Refer to Note 4 for additional future commitments related to these agreements.

On February 6, 2018, the Company entered into a consulting agreement. As part of the agreement, the Company agreed to a monthly compensation of $ 7,500 or 10% of the Gross Sales excluding shipping and handlings costs, taxes and related delivery fees. The agreement can be terminated by either party at any time after fourteen day written notice.

NOTE 9 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2017 and 2016 consist of net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income. The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2017 and 2016 were as follows:

	December 31, 2017	December 31, 2016

Expected tax (benefit) - Federal	$(8,433)	$(14,085)
Expected tax (benefit) - State	(2,337)	(2,278)
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes)	1,019	—

Change in valuation allowance	9,751	16,363
Total provision for income tax	$—	$—

The net deferred taxes in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

Gross deferred tax assets:
Temporary Difference	$—	$—
Net operating loss carryforwards	(20,253)	(10,501)
Total deferred tax assets	20,253	10,501
Less: valuation allowance	(20,253)	(10,501)
Net deferred tax asset recorded	$—	$—

The estimated net operating loss carryforward was approximately $79,900 at December 31, 2017. The Company’s net operating loss carryforward may be limited on the usage of such net operating loss carryforwards due to a change in ownership in accordance with Section 382 of the Internal Revenue Code. The Company provided a valuation allowance equal to the net deferred income tax asset for the year ended December 31, 2017 and 2016 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the valuation allowance was $20,253 from the year ended December 31, 2016. The potential tax benefit arising from tax loss carryforwards will expire in 2037.

NOTE 10 – SUBSEQUENT EVENTS

On February 1, 2018 the Company’s wholly owned subsidiary, Elite entered into a three year lease agreement in Sunrise, Florida commencing February 28, 2018 through December 31, 2021 for an annual rent totaling $51,996 with annual increase of 3 percent. The amount is to be paid monthly over the term of the lease term. A deposit of $4,333 was tendered to secure the lease.

Between January 1, and February 23, 2018, the Company raised gross proceeds of $520,000 from subscription agreements between $0.035 to $0.05 per share.

On March 2, 2018, the Company issued 714,286 shares with a fair value of $25,000 ($0.035/share) to a consultant as consideration for consulting services.

The Company’s total issued and outstanding shares of common stock as August 31, 2018 is 772,633,793

On June 15, 2018, the Company entered into Royalty Participation Agreement with Stemtech Corporation. The Company loaned $100,000 to Stemtech Corporation to be used as working capital. The loan is interest free and due twelve months from the effective date. In consideration for the $100,000 loan from the Company, Stemtech will pay a percentage from the sales, licensing or disposition of its products or other revenue. The royalty payments equal the greater of $10,000 or one percent of all “gross revenue” received by the company during the month based on (i) the sale, license, development, commercialization or monetization of the products and (ii) all gains on disposition of any products or assets or other income until the earlier of (A) the closing of the reorganization and purchase and Sale Agreement between the Stemtech Corporation and the Company or (B) 12 months from execution of this agreement.

On June 22, 2018, the Company entered into Royalty Participation Agreement with Stemtech Corporation. The Company loaned $50,000 to Stemtech Corporation to be used as working capital. The loan is interest free and due twelve months from the effective date. In consideration for the $50,000 loan from the Company, Stemtech will pay a percentage from the sales, licensing or disposition of its products or other revenue. The royalty payments equal the greater of $5,000 or one half percent of all “gross revenue” received by the company during the month based on (i) the sale, license, development, commercialization or monetization of the products and (ii) all gains on disposition of any products or assets or other income until the earlier of (A) the closing of the reorganization and purchase and Sale Agreement between the Stemtech Corporation and the Company or (B) 12 months from execution of this agreement.

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PROFILE SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

At September 30, 2018 (unaudited) and December 31, 2017

ASSETS
	September 30,	December 31,
	2018	2017
Current Assets:	(Unaudited)
Cash	$28,027	$47,857
Accounts receivable, net	78,643	59,917
Loan receivable	150,000	—
Advances	80,000
Prepaid expenses	59,633	12,539
Inventory	155,221	16,650

Total current assets	551,524	136,963

Other Assets:
Deposits	10,378	1,250
Total other assets	10,378	1,250
Total Assets	$561,902	$138,213

LIABILITIES AND STOCKHOLDERS’S EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$69,390	$27,431
Accounts payable - related parites	5,203	5,203
Due to related parties	1,432	—
Total liabilities	76,025	32,634

Stockholders’ Equity:
Preferred shares, par value $0.001 per share, 10,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2018 and December 31, 2017 respectively	—	—
Common stock, par value $0.001 per share, 1,000,000,000 shares authorized; 772,808,793 and 757,233,793 shares issued and outstanding as of September 30, 2018 and December 31, 2017 respectively	772,809	757,234
Additional paid-in capital	117,341	(567,734)
Accumulated deficit	(404,273)	(83,921)
Total stockholders’ equity	485,877	105,579
Total Liabilities and Stockholder’s Equity	$561,902	$138,213

The notes are an integral part of these financial statements.

PROFILE SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	Consolidated	Consolidated	Consolidated	Consolidated
Revenue	$203,840	$41,556	$636,717	$74,739
Cost of revenues	34,949	25,619	215,536	77,302
Gross Profit	168,891	15,937	421,181	(2,563)

Operating Expenses:

Compensation - officers	16,112	—	41,458	—
General and administrative	125,171	18,558	508,974	78,870
Professional fees	72,892	5,425	191,101	5,425
Total operating expenses	214,175	23,983	741,533	84,295
Loss from operations	(45,284)	(8,046)	(320,352)	(86,858)

Net loss before provision for income taxes	(45,284)	(8,046)	(320,352)	(86,858)

Provision for income taxes	—	—	—	—

Net loss	$(45,284)	$(8,046)	$(320,352)	$(86,858)

Loss per common share:
Loss per common share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding:
Basic and Diluted	765,662,990	600,000,000	771,344,206	600,000,000

The accompanying notes to are an integral part of these statements

PROFILE SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2018 (unaudited) and December 31, 2017

(Unaudited)

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2018	2017
Cash Flow From Operating Activities:
Net loss	$(320,352)	$(42,495)
Adjustments to reconcile net loss to net cash from operating activities:
Stock-based compensation	25,000	—
Changes in operating assets and liabilities:
Increase in prepaid expenses	(56,222)	(12,539)
Increase in inventory	(138,571)	(12,124)
Increase in accounts receivable	(18,726)	(59,917)
Increase in accrued compensation payable - related party	1,264	—
Increase in accounts payable and accrued expenses	36,959	20,722
Increase in accounts payable - related parties	5,000	5,000
Net Cash Used in Operating Activities	(465,648)	(101,353)

Investing Activities:
Issuance of note receivable	(150,000)	—
Advances	(80,000)	—
Net Cash Used in Investing Activities	(230,000)	—

Financing Activities:
Proceeds from advances from related party	168	80,366
Repayment of advances from related party	—	(29,541)
Net cash received from stock sold	527,000	—
Net cash received as part of deposit in transit	148,650	98,315
Net Cash Provided by Financing Activities	675,818	149,140

Net Increase (Decrease in Cash)	(19,830)	47,787

Cash - Beginning of Period	47,857	70
Cash - End of Period	$28,027	$47,857

Supplemental cash flow information:
Recapitalization	$—	$189,500

The accompanying notes to are an integral part of these statements

PROFILE SOLUTIONS, INC.

Condensed Notes to Condensed Consolidated Financial Statements

September 30, 2018

(unaudited)

NOTE 1 - ORGANIZATION OF OPERATIONS

Profile Solutions, Inc. (the “Company”) is a Delaware corporation originally incorporated as YaFarm Technologies, Inc. on July 31, 2006.

On December 14, 2017, the Company entered into a Share Exchange Agreement with Elite Products International, Inc., a Florida corporation (“Elite”) incorporated on February 15, 2016 issuing an aggregate total of 600,000,000 shares in exchange for 100% ownership of Elite. As part of the transaction, the Company filed a certificate of amendment with the State of Delaware increasing the authorized shares of common stock to 1,000,000,000 (one billion) shares of common stock. The acquisition of Elite through the issuance of 600 million shares of common stock resulted in a reverse acquisition (with Elite as the accounting acquirer). At the time of the transaction, the Company had nominal assets and operations. As a result, we accounted for the transaction as a reverse recapitalization, equivalent to the issuance of stock by Elite for the net monetary assets of the Company accompanied by a recapitalization tantamount to a corporate reorganization.

The condensed consolidated financial statements reflect the reorganized capital structure retrospectively for all periods presented for the Company and Elite, the Company has presented earnings per share based on the Company shares issued to the former shareholders of Elite.

The Company through its subsidiary Elite is a leading distributor and manufacturer in the cannabinoid (CBD) industry. The Company’s products contain cutting-edge CBD Hemp extracts in the form of edibles, creams, oils, and salves.

The Company’s fiscal year end is December 31. Essentially all the operations of the Company are conducted through the Company’s wholly owned subsidiary in Sunrise, Florida.

Change in officers

On December 14, 2017, former Officer and Director Dore S. Perler resigned and appointed Dan Oran as Officer and Director.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The Company’s condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary to make the unaudited condensed consolidated financial statements not misleading. Operating results for the three and nine months ended September 30, 2018 are not necessarily indicative of the final results that may be expected for the year ending December 31, 2018. For more complete financial information, these unaudited condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2017. A summary of our significant accounting policies consistently applied in the preparation of the accompanying condensed consolidated financial statements follows.

Principle of consolidation

All intercompany balances and transactions have been eliminated on consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; the carrying value, recoverability and impairment, if any, of long-lived assets, including the values assigned to and the estimated useful lives of fixed assets; income tax rate, income tax provision and valuation allowance of deferred tax assets; stock-based compensation, valuation of inventory and the assumption that the Company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency ` to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, deposits, accounts payable and accrued expenses approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not however practical to determine the fair value of advances from stockholders due to their related party nature.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of Judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customer with revenues being generated upon rendering of products. Persuasive evidence of an arrangement is demonstrated via invoice; products are considered provided when the product is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Accounts Receivable, net

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The Company recorded an allowance of doubtful accounts of $2,920 and $0, for the nine months ended September 30, 2018 and 2017.

Inventories

Inventories are stated at the lower of cost or market using the first in, first out (FIFO) method. Provisions have been made to reduce excess or obsolete inventories to their net realizable value.

Costs of Revenue

Components of costs of sales include product costs, shipping costs to customers and any inventory adjustments.

Shipping and Handling Costs

The Company includes shipping and handling fees billed to customers as revenues and shipping and handling costs for shipments to customers as cost of revenues.

Income taxes

The Company is governed by the income tax laws of the United States of America. The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely- than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applies the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of September 30, 2018, and December 31, 2017, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future. The Company is subject to U.S. Federal income tax examinations for the tax years ended December 31, 2014 through 2016.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the Tax Act) was enacted into law and the new legislation contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, re-measuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

The Company’s ability to utilize its net operating loss (NOL) carryforwards may be substantially limited due to ownership changes that may have occurred on December 14, 2017, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding stock of a company by certain stockholders or public groups.

If the Company has experienced an ownership change, utilization of the NOL carryforwards would be subject to an annual limitation, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any such limitation may result in the expiration of a portion of the NOL carryforwards before utilization. Until a study is completed, and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit under ASC-740. Any carryforwards that expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance. Due to the existence of the valuation allowance, it is not expected that any possible limitation will have an impact on the results of operations of the Company.

Tax returns for the Company have not been prepared and filed for the years ended December 31, 2016 and 2017 through 2018 and may be subject to penalties for delinquent and non-compliance requirements, in addition, to the NOL carryover changes from prior years.

Net loss per common share

The Company follows ASC Topic 260 to account for earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

There were no potentially dilutive shares outstanding as of September 30, 2018.

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

Recently issued accounting pronouncements

We have reviewed all new accounting pronouncements and, except as set forth below, do not expect any new pronouncements or guidance to have an impact on our results of operations or financial position.

All other newly issued accounting pronouncements, but not yet effective, have been deemed either immaterial or not applicable.

Note 3 –LIQUIDITY AND GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $404,273 at September 30, 2018, a net loss of $320,352 and net cash used in operating activities of $465,648 for the nine months ended September 30, 2018.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

In March 2016, Elite entered into a three-year lease agreement with a related party for an aggregate rent of $46,091. This lease was amended in February 2018 for a monthly rent of approximately $4,000 with an annual escalation of 3% per year expiring on December 31, 2021 with the option to renew for two additional years. The Company owed this related party $5,203 as of September 30, 2018 and December 31, 2017, respectively. The amounts owed to this related party were 15% and 45% of accounts payable as of September 30, 2018 and December 31, 2017, respectively.

In November 2017, Elite entered into an employment agreement and two consulting agreements with three related parties for a monthly fee of $7,500 for three years. Two of the three agreements call for a percentage of future generations of sales and equity funding or acquisition of or by the Companies. Elite paid approximately $40,000 to these related parties in 2017.

NOTE 5 - CONCENTRATION ON CREDIT RISK

Major Customers

During the nine months ended September 30, 2018 and 2017, Elite had one customer that approximated 37.32% of sales and one customer that approximated 31% of sales, respectively.

At September 30, 2018 the Company had a concentration of accounts receivable from two customers, totaling 63%.

At December 31, 2017, the Company had a concentration of accounts receivable from one customer, totaling 90%. This customer is also a minority shareholder of the Company.

Major Vendors

During the nine months ended September 30, 2018 and 2017, Elite had four vendors that approximated 58% of purchases and three vendors that approximated 55% of purchase, respectively.

NOTE 6 – EQUITY

As noted in Note one on December 14, 2017, the Company acquired all of the issued and outstanding shares of Elite. The acquisition was accounted for as a recapitalization of the Company. The former shareholders of Elite received 600,000,000 shares in the Company.

Preferred Stock

The Company has 10,000,000 preferred shares authorized with a par value of $0.001 per share with no issued and outstanding at September 30, 2018 and December 31, 2017.

Common Stock

During the year ended December 31, 2017, the Company issued 600,000,000 shares of common stock to former shareholders of Elite for 100% of the issued and outstanding shares of Elite.

The Company has 1,000,000,000 common shares authorized with a par value of $0.001 per share with 772,808,793 and 757,233,793 shares issued and outstanding at September 30, 2018 and December 31, 2017.

For the nine months ended September 30, 2018, the Company issued 14,860,714 shares of common stock in consideration of $527,000 pursuant to certain subscription agreements. In addition, 714,286 shares of the Company’s common stock were issued for services rendered with a fair value of $25,000.

NOTE 7 – PREPAID EXPENSES

Prepaid Expense represents the payment tendered to a manufacturer to produce product. For the nine months ended September 30, 2018 and year ended December 31, 2017, the Company had $59,633 and $12,539 respectively.

NOTE 8 – LOAN RECEIVABLE

On June 15, 2018, the Company entered into Royalty Participation Agreement with Stemtech Corporation. The Company loaned $100,000 to Stemtech Corporation to be used as working capital. The loan is interest free and due twelve months from the effective date. In consideration for the $50,000 loan from the Company, Stemtech will pay a percentage from the sales, licensing or disposition of its products or other revenue. The royalty payments equal to the great of $10,000 or one percent of all “gross revenue” received by the company during the month based on (i) the sale, license, development, commercialization or monetization of the products and (ii) all gains on disposition of any products or assets or other income until the earlier of (A) the closing of the Reorganization and purchase and Sale Agreement between the Stemtech Corporation and the Company or (B) 12 months from execution of this agreement.

On June 22, 2018, the Company entered into Royalty Participation Agreement with Stemtech Corporation. The Company loaned $50,000 to Stemtech Corporation to be used as working capital. The loan is interest free and due twelve months from the effective date. In consideration for the $50,000 loan from the Company, Stemtech will pay a percentage from the sales, licensing or disposition of its products or other revenue. The royalty payments equal to the great of $5,000 or one half percent of all “gross revenue” received by the company during the month based on (i) the sale, license, development, commercialization or monetization of the products and (ii) all gains on disposition of any products or assets or other income until the earlier of (A) the closing of the Reorganization and purchase and Sale Agreement between the Stemtech Corporation and the Company or (B) 12 months from execution of this agreement.

For the nine months ended September 30, 2018, the Company recorded loan receivable of $150,000.

On December 19, 2018, the Company filed suit against StemTech Corporation (“Stem Tech”) in the Circuit Court of the 17th Judicial Circuit, in and for Broward County, Florida for breach of contract for failure to make monthly royalty payments pursuant to a written secured royalty participation agreement. On February 20, 2019, StemTech filed a motion to dismiss due to the contracts being unenforceable for criminally usury.

NOTE 9 – COMMITMENTS

Royalty agreements

On December 14, 2017, the Company entered into a Royalty Agreement with a group of unrelated investors. The purpose of this Agreement is for the Company to utilize this license to develop produce, market, promote, distribute and enhance the existing prototype for its use within the United States of America. Royalty payments will be tendered on a quarterly basis beginning February 1, May1, August 1, and November 1 of each year during the term of this agreement.

Lease agreements

On February 1, 2018 the Company’s entered into a three-year lease agreement with a related party in Sunrise, Florida commencing February 1, 2018 through January 31, 2021 for aggregate rent of $155,988 The amount is to be paid monthly over the term of the lease term along with 3 percent increases per annum. A deposit of $1,250 was tendered to secure the lease.

Future minimum lease payments for this office space are as follows:

Year	Amount
2018	47,663
2019	51,996
2020	51,996
2021	4,333
$155,988

Employment agreement

During the year ended December 31, 2017, the Company entered into an employment agreement dated November 1, 2017 with the Company’s CEO. As part of this agreement, the Company agreed to annual compensation of $ 90,000 with a 3-year term. On May 1, 2018, the Agreement has been modified to annual compensation of $48,000 plus 3.5% of sales over $50,000 per month not to exceed $ 3,500 per month. Refer to Note 4 for additional future commitments related to this agreement.

Consulting agreements

During the year ended December 31, 2017, the Company entered into two separate consulting agreements dated November 1, 2017. As part of these agreements, the Company agreed to annual compensation of $ 90,000 each with 3-year terms. The Consultants will provide strategic business development ideas as well as public company expertise and management. Refer to Note 4 for additional future commitments related to these agreements.

In February 2018, Elite entered into an additional consulting agreement for a monthly fee of $7,500 and 10% future generation of sales on a month to month basis.

On March 2, 2018, the Company entered into an Advisory Board Agreement with an individual that has expertise in the Hemp business and also has expertise in public companies. This agreement is for four months and consideration is for $25,000 worth of the Company’s common stock payable at $0.035 a share.

NOTE 10 – SUBSEQUENT EVENTS

On October 2, 2018, the Company received preliminary approval from the eSwatini Ministry of Economic Planning and Development to establish an exclusive growing farm and processing plant for medical cannabis and hemp in The Kingdom of eSwatini f/k/a Swaziland.

On October 19,2018, the Company filed a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission (SEC) to register securities under the Securities Act of 1933 as the first step to becoming an SEC reporting company and up listing to OTCQB.

On October 31, 2018, the Company executed a joint venture term sheet to become the only licensed growing farm and processing plant for medical cannabis and hemp in The Kingdom of eSwatini. As a condition of the term sheet, the Joint Venturer shall deliver to Escrow Agent the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) as a deposit against a $5,000,000 Investment.

On November 1, 2018, the Company entered into an Advisory Board Agreement with a consultant. This agreement will remain in effect for one month. In connection with this agreement, the consultant will receive a compensation of 4,375 common stock shares with a fair value of $875 ($0.20/share) plus $875 payable in cash for total compensation of $1,750.

On November 7, 2018, the Company through its operating subsidiary Elite Products, International, Inc. acquired the exclusive brick and mortar distribution rights to Cheech and Chong men’s grooming products with hemp in the United States and Israel and their related internet websites. PSIQ has also acquired other distribution rights.

On November 9, 2018, the Company entered into a secured loan agreement with a related party in the amount of $5,000. Pursuant to the terms of the loan, the loan is bearing 5% interest, secured and is due on demand.

On November 13, 2018, the Company issued 100,000 shares of common stock for $10,000 ($0.10/share). Each share of stock consisted of one share of common stock and option to purchase 312,500 shares of common stock at an exercise price of $0.10 per share. The options expire on December 13, 2018.

On November 13, 2018, the Company issued 150,000 shares of common stock for $15,000 ($0.10/share). Each share of stock consisted of one share of common stock and option to purchase 462,500 shares of common stock at an exercise price of $0.10 per share. The options expire on December 13, 2018.

On November 13, 2018, the Company issued 100,000 shares of common stock for $10,000 ($0.10/share). Each share of stock consisted of one share of common stock and option to purchase 125,000 shares of common stock at an exercise price of $0.10 per share. The options expire on December 13, 2018.

On November 15, 2018, the Company entered into an Independent Contractor Agreement. This agreement will continue until February 14, 2019. In connection with this agreement, the Contractor will receive a monthly compensation of 37,500 common stock shares with a fair value of $7,500 plus 5% of the gross sales excluding shipping and handling costs, taxes and related delivery fees that were originated specifically by Contractor.

On November 27, 2018, the Company granted the exclusive distribution rights for Mexico and Argentina to RCS International Investments, Corp. (“RCS”) with first year minimum guarantee of $ 500,000 and 20% growth per year thereafter to retain exclusivity.

On December 1, 2018 the Company entered into a consulting services agreement with a consultant to serve as a Corporate Director. The agreement will continue until November 30, 2020. In connection with this agreement, the Director will receive a monthly compensation of 21,667 common stock shares with a fair value of $4,333. In addition:

●	Director directly arranges or directly provides equity funding for Company, the Director will be entitled to 5% of net proceeds of such funding payable in 2.5% cash and 2.5% shares of common stock. The number of shares will be determined by OTC Markets for the previous 20 trading days prior to closing. .
●	Director directly arranges or directly provides debt funding for Company, the Director will be entitled to 2.5% of net proceeds of such funding payable in 1.25% cash and 1.25% shares of common stock. The number of shares will be determined by OTC Markets for the previous 20 trading days prior to closing.
●	In the event Director directly arranges for an acquisition of or by the Company the Director shall be entitled to compensation of 5% of the acquisition payable 2.5% cash and 2.5% shares of common stock. The number of shares will be determined by OTC Markets for the previous 20 trading days prior to closing.
●	In the event Director directly arranges for a sale or distribution agreement for the Company’s products or services, Director shall be entitled to companion of 5% of the sale payable 2.5% cash and 2.5% shares of common stock. The number of shares will be determined by OTC Markets for the previous 20 trading days prior to closing.

On December 4, 2018, the Company issued 500,000 shares of common stock for $50,000 ($0.10/share).

On December 10, 2018, options to purchase 312,500 shares of common stock at .10 per share were exercised for $ 31,250.

On December 12, 2018, options to purchase 462,500 shares of common stock at .10 per share were exercised for $ 46,250.

On January 1, 2019, the Company entered into a one-year Director Agreement with Dan Oran at a monthly base salary of $12,500 in addition to the following compensation:

●	Director directly arranges or directly provides equity funding for Company, the Director will be entitled to 5% of net proceeds of such funding.
●	Director directly arranges or directly provides debt funding for Company, the Director will be entitled to 2.5% of net proceeds of such funding.
●	In the event Director directly arranges for an acquisition of or by the Company the Director shall be entitled to compensation of 5% of the acquisition.
●	In the event Director initiates business for Company, Director shall be entitled to commission equal to 20% of the next proceeds received by Company.

On January 1, 2019, the Company entered into a three-year consulting agreement for a monthly fee of $12,150 in addition to the following compensation:

●	The consultant directly arranges or directly provides equity funding for Company, the Director will be entitled to 5% of net proceeds of such funding.
●	The consultant directly arranges or directly provides debt funding for Company, the Director will be entitled to 2.5% of net proceeds of such funding.
●	In the event the Consultant directly arranges for an acquisition of or by the Company the Director shall be entitled to compensation of 5% of the acquisition.
●	In the event the Consultant initiates business for Company, Director shall be entitled to commission equal to 20% of the next proceeds received by Company.

On January 11, 2019, the Joint Venturer delivered to the Escrow Agent the sum of $2,500,000.00 as a deposit against a $5,000,000 investment to become the only licensed growing farm and processing plant for medical cannabis and hemp in The Kingdom of eSwatini.

On February 11, 2019, the Company formed CannBerry Tek, Inc. as a hi-tech innovative biotechnology company to manage various research and development activities with the major focus on the medical cannabis industry.

On February 11, 2019, the Company entered into an unsecured loan agreement with a related party in the amount of $35,000. Pursuant to the terms of the loan, the loan is due on demand. If demand for payment has not theretofore been made, all payments of principal and interest shall be due on or before February 11, 2021.

On February 12, 2019, the Company granted a Distributor the right to distribute our Products to kosher markets in Florida and New York. A Kosher market shall be considered an establishment that Kosher foods are sold. Kosher foods are those that conform to the Jewish dietary regulations of kashrut (dietary law), primarily derived from Leviticus and Deuteronomy.

On February 15, 2019, the joint venturer delivered to the Company and Escrow Agent an extension to March 15, 2019 of the Escrow Agreement for the $ 2,500,000 deposit to become the only licensed growing farm and processing plant for medical cannabis and hemp in the Kingdom of eSwatini.

On February 19, 2019, the Company granted a distributor the rights to sell its products at mall carts and kiosks in Florida and New York.

The Company’s total issued and outstanding shares of common stock on December 31, 2018 was 774,596,085 shares.

 [Outside back cover of prospectus]

Dealer Prospectus Delivery Obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Profile Solutions, Inc.

166,517,203 Shares of Common Stock Prospectus

___________, 2019

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholder will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholder’s legal counsel applicable to the sale of its shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees		$3,249.78
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$

*To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15. Recent Sales of Unregistered Securities.

Date of Issue	No. of Shares	Type	Amount

February 1, 2016	25,000,000	SERVICES	$125,000
October 3, 2016	5,500,000	SERVICES	$27,500
December 20, 2017	600,000,000	REORGANIZATION
December 20, 2017	125,148,046	CASH	$307,000
December 20, 2017	500,000	SERVICES	$2,500
February 16, 2018	14,685,714	CASH	$520,000
March 2, 2018	714,286	SERVICES	$25,000
September 28, 2018	175,000	CASH	$7,000
November 16, 2018	350,000	CASH	$35,000
December 4, 2018	500,000	CASH	$50,000
December 10, 2018	312,500	CASH	$31,250
December 10, 2018	26,042	SERVICES	$5,208
December 13, 2018	11,250	SERVICES	$2,250
December 13, 2018	587,500	CASH	$58,750
February 15, 2019	112,500	SERVICES	$22,500

We sold these shares to approximately 35 purchasers in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Only four purchasers were not already holders of our common stock and eight purchasers were neither US citizens nor residents. None of the issuances were registered or qualified in any jurisdictions and were offered pursuant to applicable exemptions from registration. The shares, when issued, were restricted securities and contained a restrictive legend stating that the shares were not registered under the Securities Act. We did not pay anyone any compensation, commission, fee or other consideration in connection with the sale of our shares.

Item 16. Exhibits and Financial Schedules.

Exhibit Number	Title or Description
3.1	Articles of Incorporation*
3.2	Bylaws*
5	Opinion re: legality
10.1	Consulting Agreement between Dan Oran and Elite Products International, LLC
10.2	Employment Agreement between Shimon Fhima and Elite Products International, LLC
10.3	Consulting Agreement with Leonard Tucker
10.4	Director Agreement with Eddie Nurieli
10.5	Lease Agreement
10.6	Distribution Agreement Rights Agreement with RCS International Investments Corp.
10.7	Distribution Agreement Rights Agreement with FNS Brands, LLC
10.8	Stem Venture Escrow Agreement
10.9	Royalty participation Agreement dated June 15, 2018
10.10	Royalty participation Agreement dated June 22, 2018
10.11	StemPro Subscription Agreement
10.12	StemPro Operating Agreement
10.13	Distribution Agreement with IT Distribution, LLC.
10.14	CannBerry Tek, Inc. Operating Agreement
10.15	Distribution Agreement with Hemp Premier, Inc.
21	Subsidiaries of the registrant
23(i)	Consent of Independent Registered Public Accountant
23(ii)	Consent of Counsel (included in Exhibit 5)

*Previously filed

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunrise, State of Florida, on March 5, 2019.

PROFILE SOLUTIONS, INC.

By:	/s/ Dan Oran
Dan Oran
Chief Executive Officer
Chief Financial Officer

Date:	March 5 , 2019

 In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature and Name	Capacity in which signed	Date

/s/ Dan Oran	Director, Chief Executive Officer and Chief Financial Officer	March 5, 2019
Dan Oran

/s/ Eddie Nurieli	Director	March 5, 2019
Eddie Nurieli